Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Reed V. Tuckson, M.D., Executive Vice President

and Chief of Medical Affairs at UnitedHealth Group,

Joins Board of Directors of Cell Therapeutics, Inc. (CTI)

September 26, 2011 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced the appointment of Reed V. Tuckson, M.D., F.A.C.P., to its Board of Directors as a Class I director. Dr. Tuckson’s appointment increases CTI’s Board of Directors to nine members, seven of whom are independent directors.

Dr. Tuckson is the Executive Vice President and Chief of Medical Affairs at UnitedHealth Group, the Minnesota-based Fortune 25 diversified health care company that employs more than 87,000 people worldwide and serves more than 75 million Americans. Dr. Tuckson oversees the clinically-related programs of the company’s six operating businesses and the work of more than 10,000 clinically-related personnel. As a member of the executive management team of UnitedHealth Group, Dr. Tuckson has a variety of other leadership responsibilities, including those with the United Health Foundation, a not-for-profit, private foundation supported by UnitedHealth Group.

James A. Bianco, M.D., CEO of CTI said, “Reed’s experience and understanding of the healthcare system, and its current and future challenges and opportunities to serve patients in parallel with addressing our nation’s health care initiatives will be an important asset to CTI’s board. His unwavering consumer health advocacy and commitment to patient welfare are well aligned with CTI’s patient-centric mission. We look forward to his advice and guidance as CTI moves through the development and commercialization process for our product pipeline.”

Prior to his position at UnitedHealth Group, Dr. Tuckson served as Senior Vice President, Professional Standards, for the American Medical Association. He has also served as President of the Charles R. Drew University of Medicine and Science in Los Angeles, Senior Vice President for Programs of the March of Dimes Birth Defects Foundation and Commissioner of Public Health for the District of Columbia.

Among his many committee memberships, Dr. Tuckson is a member of the Institute of Medicine of the National Academy of Sciences, was appointed to the National Institute of Health’s Advisory Committee to the Director and the Department of Health and Human Services—Health Information Technology Policy Committee—Enrollment Workgroup and has held many federal appointments, including membership in cabinet-level advisory committees on health reform, infant mortality, children’s health, violence and radiation testing.

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In addition to CTI, Dr. Tuckson serves on the board of directors for the Alliance for Health Reform, the American Telemedicine Association, the National Patient Advocate Foundation, the Macy Foundation, Project Sunshine, and the Arnold P. Gold Foundation. He is a former board member of the National Hispanic Medical Association, Research!America, Healthcare Coverage Coalition for the Uninsured, the State of Maryland’s Health Quality and Cost Council, and the National Governors’ Association State Alliance for E-Health.

“I am looking forward to joining the CTI board,” Dr. Tuckson said. “CTI’s mission to make cancer more treatable is one I am committed to as well, and I believe my experience in the industry will be a strong resource for the company as it moves forward.”

Dr. Tuckson earned his bachelor’s degree from Howard University and his medical doctor degree from the Georgetown University School of Medicine, and completed the Hospital of the University of Pennsylvania’s General Internal Medicine Residency and Fellowship programs. In February 2009, Dr. Tuckson was named as one of the “100 Most Powerful Executives in Corporate America” by Black Enterprise magazine. In 2009 and 2010 he was named as one of the Modern Healthcare/Modern Physician “50 Most Powerful Physician Executives.” In 2008 and 2010 he was named one of Modern Healthcare’s “Top 25 Minority Executives” and in 2008 he was named to Ebony magazine’s “Power 150: The Most Influential Blacks in America.”

In addition to Dr. Tuckson, CTI’s Board of Directors includes: Phillip M. Nudelman, Ph.D., Chairman of the Board, former President and Chief Executive Officer of The Hope Heart Institute and President and CEO Emeritus of Group Health Cooperative of Puget Sound; John H. Bauer, former EVP of Finance for Nintendo of America, Inc.; James A. Bianco, M.D., CEO of CTI; Vartan Gregorian, Ph.D., President of Carnegie Corporation of New York; Richard L. Love, managing partner in Translational Accelerator LLC; Mary O. Mundinger, DrPH, Edward M. Kennedy Professor in Health Policy and Dean Emeritus at the Columbia University School of Nursing; Jack W. Singer, M.D., Chief Medical Officer of CTI; and Frederick W. Telling, Ph.D., former Corporate Officer and Vice President of Corporate Policy and Strategic Management of Pfizer Inc. Dr. Tuckson has not been appointed to a committee of the Board of Directors yet.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit http://www.celltherapeutics.com/.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors